EXHIBIT 5.20

SENIOR SECURED PROMISSORY NOTE

$500,000.00	April 4, 2025

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, KingsCrowd Advisory, Inc., a Delaware corporation (the “Company”) hereby unconditionally promises to pay to the order of Gold Ridge Micro Cap II LLC (the “Holder”) the principal amount of $500,000.00 (the “Loan”), together with all accrued interest thereon, as provided in this Senior Secured Promissory Note (the “Note”, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms). Capitalized terms used herein shall have the meanings ascribed to them in Section 2. Capitalized terms used and not defined herein have the meanings ascribed to them in the UCC.

1. Seniority of Note. This Note shall rank senior to any and all other Indebtedness of the Company unless the Company receives the prior written consent of the Holder to otherwise incur Indebtedness senior to or on parity with this Note.

2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in this Section 2.

(a) “Applicable Interest Rate” means:

(i) From April 4, 2025 through July 4, 2025, interest will accrue on the outstanding principal amount of this Note at the rate of 9.99% per annum;

(ii) From July 5, 2025 through Maturity, interest will accrue on the outstanding principal amount of this Note at the rate of 15% per annum; or

(b) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close.

(c) “Collateral” means and includes all present and future right, title and interest of the Company in or to any of the following property of the Company, whether now or hereafter acquired and wherever the same may from time to time be located, and all rights and powers of the Company to transfer any interest in or to any of such property: (i) all Accounts; (ii) all Chattel Paper; (iii) all Contracts; (iv) all Deposit Accounts; (v) all Documents; (iv) all Equipment; (vii) all Financial Assets; (viii) all Fixtures; (ix) all General Intangibles; (x) all Goods; (xi) all Instruments; (xii) all Intellectual Property; (xiii) all Inventory; (xiv) all Investment Property; (xv) all other goods and personal property, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to the Company; and (xvi) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

(d) “Default” means any of the events specified in Section 6 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 6 would, unless cured or waived, become an Event of Default.

(e) “Event of Default” has the meaning set forth in Section 6.

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(f) “GAAP” means generally accepted accounting principles in the United States.

(g) “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

(h) “Indebtedness” means (without duplication): (i) the principal of indebtedness of the Company for borrowed money; (ii) principal obligations of the Company evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iii) all reimbursement obligations of the Company in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) all Indebtedness of the Company secured by a lien on any asset of the Company, whether or not such Indebtedness is assumed by the Company; and (v) all guarantees by the Company of the Indebtedness of any other Person, to the extent so guaranteed by the Company.

(i) “Law” means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

(j) “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, known or unknown or determined or indeterminable.

(k) “Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

(l) “Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Company; (b) the validity or enforceability of this Note; (c) the perfection or priority of any Lien purported to be created under this Note; (d) the rights or remedies of the Company hereunder; or (e) the Company’s ability to perform any of its material obligations hereunder.

(m) “Maturity Date” means the earlier of (a) April 4, 2026 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 6.

(n) “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

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(o) “Secured Obligations” means all duties, covenants, agreements, liabilities, indebtedness and obligations of the Company with respect to the repayment, payment or performance of all indebtedness, liabilities and obligations (monetary or otherwise) of the Company, whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise and whether joint, several, or joint and several, established by or arising under or in connection with this Note, including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Company under this Note.

(p) “UCC” means the Uniform Commercial Code as in effect from time to time in the State ofNevada; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Party’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Arizona, the term “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

3. Payment; Optional Prepayments; Issuance of Penalty Warrants.

(a) Payment Date. The aggregate unpaid principal amount of this Note, all accrued and unpaid interest and any and all other amounts payable under this Note shall be due and payable on the Maturity Date.

(b) Payment Terms. Commencing on May 1, 2025 and on the first day of each month thereafter until the entire principal amount of this Note has been paid, Borrower shall pay to Holder a sum equal to:

(i) fifteen percent (15%) of Borrower’s “net income,” as such term is defined under generally accepted accounting principles in the United States, generated in the prior month; plus

(ii) a sum equal to fifty percent (50%) of the gross proceeds received by Kingscrowd, Inc., a Delaware corporation (“KCI”), from the sale of shares of Class A Common Stock, par value $0.0001 per share, in the offering currently being made by KCI pursuant to Regulation CF and Regulation D under the Securities Act of 1933, as amended, in the prior month.

(c) Optional Prepayment. The Company may prepay this Note in whole or in part at any time or from time to time. Any prepayment of this Note prior to October 4, 2025 shall be subject to a prepayment premium equal to $25,000 minus interest paid through the prepayment date. No prepayment penalty shall apply after October 4, 2025. Any such prepayment shall be applied first to accrued interest and then to the principal amount of this Note.

(d) Non-Payment Penalty. If the entire principal amount of the Loan and interest accrued thereon has not been paid by August 4, 2025, the Company shall cause KingsCrowd, Inc. to issue to the Holder a warrant to purchase 300,000 shares of its Class A Common Stock, par value $0.0001 per share, in the form attached hereto as Exhibit A, which such warrant is identical to the to common stock purchase warrant issued to the Holder on the date hereof, except with respect to the date of issuance, the number of shares of Class A Common Stock subject to purchase and the expiration date of the warrant.

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4. Interest.

(a) Interest Rate. The outstanding principal amount of this Note shall bear simple interest at the Applicable Interest Rate commencing as of the date of this Note.

(b) Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the principal amount of this Note commencing as of the date hereof.

(c) Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on this Note shall exceed the maximum rate of interest permitted to be charged by the Holder to the Company under applicable Law, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

5. Payment Mechanics.

(a) Manner of Payment. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by cashier’s check, certified check or by wire transfer of immediately available funds to the Holder’s account at a bank specified by the Holder in writing to the Company from time to time.

(b) Application of Payments. All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under the Note.

(c) Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Failure to Pay. The Company fails to pay (i) any principal amount of this Note when due; or (ii) interest or any other amount when due and such failure continues for ten (10) days after written notice to the Company.

(b) Sale of Assets. The sale of a material portion of the business and assets of the Company which does not make provision for the repayment of this Note

(c) Bankruptcy.

(i) the Company commences any case, proceeding or other action (A) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company makes a general assignment for the benefit of its creditors;

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(ii) there is commenced against the Company any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days;

(iii) there is commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(iv) the Company takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v) the Company is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due.

(d) Judgments. A judgment or decree is entered against the Company in excess of $200,000 and such judgment or decree has not been vacated, discharged, stayed or bonded pending appeal within ninety (90) days from the entry thereof.

7. Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may at its option, by written notice to the Company (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 6(c) shall occur, the principal of and accrued interest on this Note shall become immediately due and payable without any notice, declaration, presentment, demand or other act on the part of the Holder.

8. Security Interest.

(a) Grant of Security Interest. As security for Secured Obligations, the Company hereby pledges, assigns, transfers and grants to Holder a first priority lien and continuing security interest in favor of Holder in and to the Collateral (the “Security Interest”).

This Security Interest shall (i) remain in full force and effect until the full performance of all Obligations hereunder, (ii) be binding upon the Company and its successors and assigns and (iii) inure to the benefit of the Holder and its successors and assigns. Upon the occurrence, and during the continuation, of an Event of Default, Holder shall have with respect to the Collateral all rights and remedies of a secured party under the UCC or other applicable Law.

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(b) Perfection of Security Interest; Execution of Documents; Further Assurances. The Company shall execute such documents and instruments, including, without limitation, a security agreement, financing statements, continuation statements, assignments and certificates with respect to the Collateral pursuant to the UCC and otherwise as may be necessary or reasonably requested by Holder to perfect or continue or renew the security interests granted hereby, in each case in form reasonably satisfactory to Holder. The Company grants to Holder the right, at any time and from time to time at Holder’s option, and at the Company’s expense, to file any or all such financing statements, continuation statements, and other documents pursuant to the UCC and otherwise as Holder reasonably may deem necessary or desirable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Company hereunder, without the signature of the Company where permitted by law. The Company agrees to provide all information required by Holder pursuant to this paragraph promptly to Holder upon request. The Company agrees to pay the cost of filing the same in all public offices where filing is necessary or reasonably requested by Holder, and will pay any and all recording, transfer or filing taxes that may be due in connection with any such filing.

(c) Attorney in Fact. The Company hereby appoints Holder as the Company’s attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time during the continuance of an Event of Default in Holder’s discretion to take any action and to execute any instrument which Holder may deem necessary or advisable to accomplish the purposes of this Note and to do all other things necessary to preserve and protect the Collateral and to make collections and to protect Holder’s security interest in the Collateral (but Holder shall not be obligated to and shall have no liability to the Company or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. The Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. Holder shall not be liable to the Company for any action taken with respect to the Collateral while enforcing his rights under this Note.

(d) Release of Security Interest. Upon the satisfaction by the Company of all of its obligations under the Note, either upon the full conversion of this Note by Holder or the payment of all amounts of principal and interest due under this Note, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Company and the Holder shall promptly surrender this Note by delivering it to the Company at its address set forth above, and the total amount of this Note shall be deemed paid in full. The Holder shall then have no further rights hereunder, and this Note shall thereupon be cancelled as of such date.

9. Miscellaneous.

(a) Notices.

(i) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

(ii) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day) and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

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(b) Expenses. The Company shall reimburse the Holder on demand for all reasonable out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its counsel) incurred by the Holder in connection with the transactions contemplated hereby including the negotiation, documentation and execution of this Note and the enforcement of the Holder’s rights hereunder.

(c) Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of North Carolina.

(d) Waiver of Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

(e) Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

(f) Successors and Assigns. This Note may be assigned, transferred or negotiated by the Holder to any Person at any time without notice to or the consent of the Company. The Company may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Holder. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

(g) Waiver of Notice. The Company hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

(h) Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

(i) Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

(j) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Holder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(k) Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

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IN WITNESS WHEREOF, the Company has executed this Note as of April 4, 2025.

KINGSCROWD ADSORY, INC.
By:
Name: Christopher Lustrino
Title: President

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